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                                                                    EXHIBIT 4.27

                    SUPPLEMENT TO MOBILITY ELECTRONICS, INC.
                        BRIDGE NOTES FINANCING MEMORANDUM
                               DATED MAY 19, 1999

                           MOBILITY ELECTRONICS, INC.

                                CONVERSION NOTICE


To:  Investors in 13% Round Two
Bridge Promissory Notes (the "Notes")
of Mobility Electronics, Inc. (the "Company")



The Company hereby offers to each investor the opportunity to immediately, (upon subscription), convert the principal of the Notes into shares of common stock, par value $0.01 per share, of the Company (the "Common Stock") at a price of $4.00 per share. In order to exercise this conversion offer, please complete and execute the attached Conversion Form, and deliver such Conversion Form at the time of your subscription for the Notes. Therefore, the Notes will not be issued and instead you will receive shares of Common Stock.



If you have any questions or desire additional information, please do not hesitate to call me at (505) 292-1624, Rick Winterich, our Chief Financial Officer, at (480) 596-0061 x326, or Rick Dahlson, our legal counsel, at (214) 953-5896.

                                   Very truly yours,

                                   /s/ Charles R. Mollo
                                   -------------------------
                                   Charles R. Mollo
                                   Chief Executive Officer